Exhibit 99.4

Press Release
www.shire.com

Director/PDMR Shareholding

June 4, 2018 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”)

Notification of transactions by person discharging managerial responsibilities

1.	Details of the person discharging managerial responsibilities (“PDMR”) / person closely associated them (“PCA”)
a)	Name	Joanne Cordeiro
2.	Reason for the notification
a)	Position / status	Chief Human Resources Officer - PDMR
b)	Initial notification / amendment	Initial notification
3.	Details of the issuer, emission allowance participant, auction platform, auctioneer or auction monitor
a)	Name	Shire plc
b)	LEI	54930005LQRLI2UXRQ59
4.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction	Receipt of ADSs following the vesting of Restricted Stock Units (“RSUs”) awarded under the Shire Long Term Incentive Plan 2015 on June 1, 2016.
(Details of related disposal of ADSs are referenced in section 5. below.)
c)	Price(s) and volume(s)	Price(s)	Volume(s)
		$0	7
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	June 1, 2018
f)	Place of the transaction	N/A

5.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument	Shire plc American Depositary Shares (“ADSs”)
	Identification code	ISIN: US82481R1068
b)	Nature of the transaction
Automated disposal of ADSs in relation to the vesting of RSUs referenced in section 4. above. The proceeds of this disposal were used to satisfy personal tax liabilities arising from the vesting of the RSUs.

c)	Price(s) and volume(s)	Price(s)	Volume(s)
		$161.7603	3
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	June 1, 2018
f)	Place of the transaction	NASDAQ

Oliver Strawbridge
Senior Assistant Company Secretary
For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 795 432 359
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Robert Coates	rcoates@shire.com	+44 203 549 0874

Media
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global biotechnology leader serving patients with rare diseases and specialized conditions. We seek to push boundaries through discovering and delivering new possibilities for patient communities who often have few or no other champions. Relentlessly on the edge of what’s next, we are serial innovators with a diverse pipeline offering fresh thinking and new hope. Serving patients and partnering with healthcare communities in over 100 countries, we strive to be part of the entire patient journey to enable earlier diagnosis, raise standards of care, accelerate access to treatment, and support patients. Our Rare Disease and Neuroscience divisions support our diverse portfolio of therapeutic areas, including Immunology, Hematology, Genetic Diseases, Internal Medicine, Ophthalmics, Oncology, and neuropsychiatry disorders.

Championing patients is our call to action - it brings the opportunity - and responsibility - to change people’s lives.
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